EXHIBIT 99.01
NEWS RELEASE for January 23, 2006 AT 7:30AM EDT

Contact:	Michael J. Quinn, Chairman and CEO, 714-649-5050 Christine G. Ocampo, Sr. VP, CFO, 714-649-5066
CARDIOGENESIS ANNOUNCES PRELIMINARY FOURTH QUARTER,
YEAR END RESULTS
Annual Revenue Highest in last Five Years;
Profitability Expected for Fourth Quarter 2005
FOOTHILL RANCH, CA (January 23, 2006)... Cardiogenesis Corporation (OTCBB:CGCP), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced that the Company expects a profitable fourth quarter and that 2005 annual revenues are expected to be at their highest level in the last five years. Strong handpiece sales combined with laser sales in the fourth quarter resulted in expected revenues in the range of $4.0 - $4.2 million for the fourth quarter and $16.2 - $16.4 million for the year. These results reflect the third consecutive quarter of revenues in excess of $4 million and an estimated 6% increase in revenues from the prior year. Fourth quarter profitability is expected to be between $300,000 and $500,000. The Company also announced the highest level of handpiece unit sales in four years with handpiece unit sales increasing by 14% from the prior year to over 3,400 units in 2005.
     Chairman and CEO, Michael J. Quinn commented, “The 2005 fourth quarter and year end results reflect the positive impact of the Company’s actions over the last 12 months. For the first time in four years, our handpiece sales exceeded 800 units in three out of four quarters. We focused our sales force on our core TMR business which contributed directly to an increased acceptance of TMR in the surgical community. We also renewed our focus on international sales in 2005 and we currently have 11 distributor partnerships in 32 countries. These successful distributor relationships led to a 40% increase in international revenue from 2004 to 2005. In the third quarter, we implemented a vigilant restructuring effort which resulted in two consecutive profitable quarters for the third and fourth quarter. These positive operating results have enabled us to make our most recent two monthly note payments, totaling $250,000, to our primary lender (Laurus) in cash rather than through the issuance of additional common stock.”
     The Company intends to release complete financial results for the fourth quarter and year-ended December 31, 2005 in February 2006.
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CARDIOGENESIS ANNOUNCES PRELIMINARY FOURTH QUARTER, YEAR END RESULTS
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About Cardiogenesis Corporation
     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
     For more information on the Company and its products, please visit the Cardiogenesis company web site at www.cardiogenesis.com. or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR.
     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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